Free Writing Prospectus	Filed Pursuant to Rule 433
(To the prospectus dated April 4, 2011, as supplemented by	Registration Statement No. 333-173299
the preliminary prospectus supplement dated January 28, 2013)	January 30, 2013

Zions Direct Auctions – View Auction 1/30/13 7:39 AM

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ZIONS BANCORPORATION

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Zions Bancorporation / Preferred Stock

Series G Fixed/Floating-Rate Non-Cumulative Perpetual Preferred Stock

Auction Status:	ACCEPTING BIDS
Auction Start:	1/30/2013 9:30 AM EST
Auction End:	1/31/2013 3:00 PM EST
Last Update:	1/30/2013 9:39:21 AM EST

Security Type:	Preferred Stock
Coupon	To be determined in auction

Offering Documents

Auction Details

ISSUE INFORMATION

CUSIP Number:	989701859
Units Offered:	8,000,000
Bid Multiple:	Multiples of 0.05
Min. Yield:	5.300%
Max. Yield:	6.300%
Fixed Price:	$ 25.00

About the Issuer

BIDDING INFORMATION

Number of Bidders:	14
Number of Bids:	19
Fixed Price:	$ 25.00
Current Market-Clearing Yield:	6.300%

Before submitting bids in this auction you must Register or Sign In.

Note: This page will check for updates every minute.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated January 28, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

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Zions Direct Auctions - Bidding Qualification 1/30/13 7:38 AM

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Bidding Qualification

ZIONS BANCORPORATION

Zions Bancorporation / Preferred Stock

Series G Fixed/Floating-Rate Non-Cumulative Perpetual Preferred Stock

Please confirm your agreement with each of the following by checking the box next to each statement.

☐ I agree that the following contact information is correct:

NAME:	Test For Zions Direct
E-MAIL:	auctions@zionsdirect.com
TELEPHONE:	800-524-8875

☐ I have accessed or received the Offering Documents.

☐ I understand that the depositary shares and underlying shares of this series Preferred Stock available through Zions Direct Auctions are securities and are not insured by the FDIC, are not deposits of any bank or the issuer and may lose value. All securities are subject to investment risk, including possible loss of your investment.

☐ By participating in this auction, I declare that my investment objective(s), time horizon and risk tolerance allow for the purchase of the securities being offered. Furthermore, I authorize Zions Direct to update my investor profile, if needed, to align my profile with this purchase.

☐ I understand that, while application will be made to list the depositary shares on the New York Stock Exchange, no assurance can be given that the depositary shares will be approved for listing. If the depositary shares are approved for listing, I understand that trading is expected to commence within 30 days of the intial delivery date of the depositary shares.

☐ I understand that Zions Direct is committed to conducting fair, open, and transparent auctions for the benefit of all participants. Zions Direct will not tolerate or conduct business with anyone who attempts to disrupt or manipulate the process for any auction. I agree that by participating in this auction I will not be engaging in any such attempt.

I Agree | I DO NOT Agree

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated January 28, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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Zions Direct Auctions—Bid Page

Zions Direct Auctions—Bid Page 1/30/13 7:38 AM

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ZDTEST :: HOME :: HOME :: AUCTION #8311

Bid PageZions bancorporation

ISSUE INFORMATION

CUSIP Number: 989701859

Units Offered: 8,000,000

Bid Multiple: Multiples of 0.05

Min. Yield: 5.300%

Max. Yield: 6.300%

Fixed Price: $ 25.00

About the Issuer

BIDDING INFORMATION

Number of Bidders: 13

Number of Bids: 18

Fixed Price: $ 25.00

Current Market-Clearing Yield: 6.300%

Auction Status: ACCEPTING BIDS

Auction Start: 1/30/2013 9:30 AM EST

Auction End: 1/31/2013 3:00 PM EST

Last Update: 1/30/2013 9:38:47 AM EST

Security Type: Preferred Stock

Coupon To be determined in auction

Offering Documents

Bid Limit: $ 1,000,000.00 Calculate/Refresh Submit

Series G Fixed/Floating-Rate Non-Cumulative Perpetual Preferred Stock

Auction Details

ZDTEST Current Market-Clearing Yield: 6.300%

AUCTION BIDS Units Yield Price Submitted “In the Money” Amount Due

1 25.00

2 25.00

3 25.00

4 25.00

5 25.00

Auction Activity Current Market-Clearing Yield: 6.300%

Bidder Units Yield Fixed Price Timestamp Potential

Award

Potential

Amount Due

#7816 560——$ 25.00 1/30/2013 9:31:16 AM 560 units $ 14,000.00

#32905 6,053——$ 25.00 1/30/2013 9:31:28 AM 6,053 units $ 151,325.00

#24196 259——$ 25.00 1/30/2013 9:31:31 AM 259 units $ 6,475.00

#27100 200——$ 25.00 1/30/2013 9:32:14 AM 200 units $ 5,000.00

#9610 600——$ 25.00 1/30/2013 9:33:40 AM 600 units $ 15,000.00

Zions Bancorporation / Preferred Stock

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Zions Direct Auctions - Bid Page 1/30/13 7:38 AM

#9610	600	--	$ 25.00	1/30/2013 9:33:40 AM	600 units	$ 15,000.00
#25702	5,000	--	$ 25.00	1/30/2013 9:34:27 AM	5,000 units	$ 125,000.00
#8026	200	--	$ 25.00	1/30/2013 9:31:47 AM	200 units	$ 5,000.00
#30761	115,600	--	$ 25.00	1/30/2013 9:30:35 AM	115,600 units	$ 2,890,000.00
#9610	200	--	$ 25.00	1/30/2013 9:35:34 AM	200 units	$ 5,000.00
#30297	74,000	--	$ 25.00	1/30/2013 9:31:33 AM	74,000 units	$ 1,850,000.00
#32856	80,000	--	$ 25.00	1/30/2013 9:30:30 AM	80,000 units	$ 2,000,000.00
#30297	20,000	--	$ 25.00	1/30/2013 9:31:33 AM	6,000 units	$ 150,000.00
#25702	10,000	--	$ 25.00	1/30/2013 9:34:27 AM	10,000 units	$ 250,000.00
#32763	25,000	--	$ 25.00	1/30/2013 9:35:10 AM	25,000 units	$ 625,000.00
#32856	20,000	--	$ 25.00	1/30/2013 9:30:48 AM	20,000 units	$ 500,000.00
#30297	17,000	--	$ 25.00	1/30/2013 9:31:33 AM	**Rejected: Bid Limit**	
#32666	1,750	--	$ 25.00	1/30/2013 9:33:43 AM	1,750 units	$ 43,750.00
#32679	120,000	6.300%	$ 25.00	1/30/2013 9:32:17 AM	120,000 units	$ 3,000,000.00
				Auction Totals:	**465,422 units**	**$ 11,635,550.00**

Note: This page will check for updates every minute.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated January 28, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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Zions Direct Auctions - Review & Confirm Bid Submission 1/30/13 7:39 AM

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ZIONS BANCORPORATION

Review & Confirm Bid Submission

Zions Bancorporation / Preferred Stock

Series G Fixed/Floating-Rate Non-Cumulative Perpetual Preferred Stock

Bidder	Bid #	Units @ Price	Yield	Max. Award	Max. Amt. Due	Status
ZDTEST	1	1 @ 25.00	5.300%	1 Units	$ 25.00	NEW

Bid Limit: $ 1,000,000.00

I understand that I could be responsible for up to $ 25.00 on my award.

I confirm the bids shown in the table above.

Cancel Confirm

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated January 28, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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Entrust

ZIONS DIRECT

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